EXHIBIT 11.1

AVINO SILVER & GOLD MINES LTD.

CODE OF ETHICAL CONDUCT

Approved by the Board of Directors on December 19, 2017

INTRODUCTION

This Code of Ethical Conduct (“Code”) applies to all directors, officers, consultants and employees (the “Executive and Staff”) of Avino Silver & Gold Mines Ltd. (the “Company”).

This Code covers a wide range of financial and non-financial business practices and procedures. This Code does not cover every issue that may arise, but it sets out basic principles to guide all Executive and Staff of the Company. If a law or regulation conflicts with a policy in this Code, then personnel must comply with the law or regulation. If any person has any questions about this Code or potential conflicts with a law or regulation, they should refer to the Company’s Whistleblower Policy.

All Executive and Staff should recognize that they hold an important role in the overall corporate governance and ethical standards of the Company. Each person is capable and empowered to ensure that the Company’s, its shareholders’ and other stakeholders’ interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which all personnel are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the shareholders, other stakeholders, and the public generally.

CODE PRINCIPLES AND RESPONSIBILITIES

Each Executive and Staff member shall adhere to and advocate to the best of their knowledge and ability the following principles and responsibilities governing their professional and ethical conduct:

1. Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. Directors must also comply with all applicable corporate law requirements of notice and disclosure in connection any transactions where a conflict of interest exists or a potential conflict of interest may arise.

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2. When disclosing information to constituents as may be permitted under the Disclosure and Confidentiality Policy of the Company, provide them with information that is accurate, complete, objective, relevant, timely and understandable. Reports and documents that the Company files with the securities regulators or releases to the public should contain full, fair, accurate, timely and understandable information. The principal executive officer and principal financial officer shall review the annual and quarterly reports, and certify and file them with the applicable securities commissions.

3. Comply with rules and regulations of federal, provincial and local governments, and other appropriate private and public regulatory agencies.

4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts, or allowing their independent judgment to be subordinated.

5. Protect and respect the confidentiality of information acquired in the course of their work, except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of their work shall not be used for personal advantage.

6. Achieve responsible use of and control over all assets and resources employed by or entrusted to them.

7. Promptly report code violations to the Company’s Chair of the Board and Audit Committee Chair.

WAIVERS OF THE CODE

Any waiver of this Code for any person may be made only by the Audit Committee or the Board of Directors and will be promptly disclosed as required by law or the private regulatory body. Requests for waivers must be made in writing to the Company’s Chair of the Board and Audit Committee Chair prior to the occurrence of the violation of the Code.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR AND WORKPLACE RETALIATION PROTECTION

This Policy is set in the context of the regulatory provisions of Multilateral Instrument 52-110 “Audit Committees”. Any Executive or Staff member who makes a disclosure or raises a concern under this Policy will be protected if they:

•	Disclose the information in good faith;
•	Believe it to be substantially true;
•	Do not act maliciously or make knowingly false allegations; and
•	Do not seek any personal or financial gain.

The Company will not tolerate any form of retaliation against individuals who submit reports or complaints in good faith regarding suspected violations of the Code of Ethical Conduct.

Any Executive and Staff member should report observed violations of the Code and illegal or unethical behavior to the Company’s Chair of the Board and Audit Committee Chair. All reports will be treated in a confidential manner, and it is the Company’s policy to not allow retaliation for reports made in good faith of misconduct by others. The Company’s Audit Committee will lead all investigations of alleged violations or misconduct. All personnel are expected to cooperate in internal investigations of misconduct and violations of this Code.

VIOLATIONS OF THE CODE

All personnel who violate the standards of this Code will be subject to disciplinary action, which may include termination of employment, civil action and/or referral to law enforcement agencies for criminal prosecution.

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AVINO SILVER & GOLD MINES LTD.

WHISTLEBLOWER POLICY

Avino Silver & Gold Mines Ltd. and its subsidiaries (collectively the “Company”) is committed to maintaining the highest standards of business conduct and ethics (see the Company’s Code of Ethical Conduct for further information), as well as full compliance with all applicable government laws, rules and regulations, corporate reporting and disclosure, accounting practices, accounting controls, auditing practices and other matters relating to fraud against shareholders.

The Board of Directors of the Company, upon the recommendations of the Audit Committee, has established these procedures for the receipt, retention and treatment of complaints or submissions regarding accounting, internal accounting controls or auditing matters, as well as other corporate misconduct and breaches of the Code of Ethical Conduct Policy (“Accounting and Ethical Concerns”). Like the Code of Ethical Conduct, this Whistleblower Policy is designed to encourage ethical behavior by all of the Company directors and employees, and provides details and procedures for submitting a complaint or concern to the Chairman of the Audit Committee of the Company of any wrong-doing.

1. Background

1.1 What is wrong-doing?

Wrong-doing involves any unlawful or otherwise improper behaviour and can include:

•	An unlawful act whether civil or criminal;
•	Breach of or failure to implement or comply with any approved Company policy;
•	Knowingly breaching any applicable laws or regulations;
•	Unprofessional conduct or conduct that is below recognized, established standards of practice;
•	Questionable accounting or auditing practices;
•	Dangerous practices likely to cause physical harm/damage to any person/property;
•	Failure to rectify or take reasonable steps to report a matter likely to give rise to a significant and avoidable cost or loss to the Company;
•	Abuse of power or authority; and
•	Unfair discrimination in the course of employment or provision of services.

This list is not definitive, but is intended to give an indication of the kind of conduct which might be considered as “wrong-doing”.

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Who is protected?

This Policy is set in the context of the regulatory provisions of Multilateral Instrument 52-110 “Audit Committees”. Any employee or director who makes a disclosure or raises a concern under this Policy will be protected if they:

•	Disclose the information in good faith;
•	Believe it to be substantially true;
•	Do not act maliciously or make knowingly false allegations; and
•	Do not seek any personal or financial gain.

1.2 Communication of the Policy

To ensure that all employees and directors are aware of the Policy, a copy of the Policy will be provided in the appropriate language (English or Spanish, as the case may be) to all employees and directors. All employees and directors will be informed whenever significant changes are made.

2. Reporting Alleged Violations or Complaints

Canadian regulators have established rules requiring public companies to establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential anonymous submission by employees of the Company of concerns regarding potential fraud, questionable accounting or auditing matters or violations to the Company’s Code of Ethical Conduct.

The Corporation assumes that all reports made are legitimate, real and significant enough to warrant investigation. Any person with an Accounting or Ethical Concern relating to the Company is encouraged to submit such written complaint or concern to:

(a) by mail or courier:	Chairman of the Audit Committee Suite 900 – 570 Granville Street Vancouver, BC, V6C 3P1 Canada (Marked “Private and Confidential”)

(b) by facsimile:	Chairman of the Audit Committee (604) 682-3600 (Anonymity cannot be maintained for facsimiles)

(c) by email:	Chairman of the Audit Committee personal@nb.aibn.com (Anonymity cannot be maintained for emails)

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3. Contents of Complaints

A submission of an Accounting or Ethical Concern should include a detailed description of the activity regarding which there is a complaint or concern, those individuals implicated and, if known, should specify the date(s) and location(s) of such activity.

The Chairman of the Audit Committee will review the details of any submissions and will determine what action will be taken. If a submission is not made anonymously, the Chairman of the Audit Committee will notify the person making the submission of the action proposed to be taken in response. All written submissions will be retained by the Chairman of the Audit Committee.

The identity of persons making submissions regarding complaints or concerns about accounting or potential fraudulent matters by mail on a confidential basis will not be disclosed by the Chairman of the Audit Committee or the Company without consent. The Chairman of the Audit Committee has ultimate responsibility for Whistleblower related concerns.

4. No Adverse Consequences

A submission, in good faith, regarding an accounting or fraudulent concern may be made by employees or directors of the Company without fear of dismissal, disciplinary action or retaliation of any kind. The Company will not charge, discipline, demote, suspend, threaten or in any manner discriminate against any person who submits in good faith an accounting or fraudulent concern or provides assistance to the Audit Committee, management or any other person or group, including any governmental, regulatory or law enforcement body, investigation an Accounting or Ethical Concern.

5. Investigation

Following the receipt of any concerns, the Audit Committee will address each matter reported, and corrective and disciplinary actions will be taken, if appropriate. The Audit Committee will determine the steps and procedures to be taken to address the complaint and whether an investigation is appropriate and, if so, what form such investigation should take (for example whether external investigators should be employed, the timing of such investigation and other such matters as are deemed appropriate in the circumstances).

6. Compliance Certification

All directors and officers of the Company, together with any employees, consultants and contractors specified by the Board of Directors of the Company, shall provide annual certification of compliance with this Policy in the form attached to the Company’s Code of Ethical Conduct Policy.

This Policy will be posted on the Corporation’s website at: www.avino.com

Last Approved:  December 19, 2017

Approved by:    The Board of Directors of Avino Silver & Gold Mines Ltd.

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Annual Acknowledgment and Certification of Compliance with

Avino Silver & Gold Mines Ltd. Policies

I declare that I have read and understand the Avino Silver & Gold Mines Ltd. Code of Ethical Conduct and Whistle Blower Policy. I agree to comply with the standards contained in these policies and procedures as is required as part of my continued employment or association with the organization. I acknowledge that these policies are only a statement of principles for individual and business conduct and does not constitute an employment contract.

I understand that any violation of these or any other corporate ethics or compliance policies or procedures is grounds for disciplinary action, up to and including termination of employment.

Dated:

Printed Name:

Signature:

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